Exhibit 4.16

ACKNOWLEDGEMENT & CONSENT TO ASSIGNMENT

ABBOTLY TECHNOLOGIES PTY LIMITED ("Abbotly"), having its place of business at Level 6, 491 Kent Street, Sydney, New South Wales, Australia, Abbotly Technologies, Inc. ("Abbotly US"), having its place of business at 400 N. Mountain Avenue, Suite 219, Upland California USA and SmartCool Systems USA, Inc. ("Smartcool"), having its place of business at 1280 - 333 Seymour Street. Vancouver, BC V6U 5A6 HEREBY AGREE as hereinafter set forth.

1.

ACKNOWLEDGEMENT OF AGREEMENT

1.1

Abbotly hereby acknowledges and confirms that:

(a)

Abbotly and Abbotly Technologies, Inc. (herein referred to as "Abbotly US") entered into a License Agreement dated July 23, 2003 (the "Agreement"), as amended by Amendment #1 on 11 February 2004 and Amendment #2 on 11 March 2006;

(b)

as at the date of this document, the Agreement is in full force and effect;

(c)

as far as Abbotly is aware, other than asserted past breaches of clauses 5.6, 5.9, 12.0 and 14.0 of the Agreement (the "Past Breaches"), Abbotly US is not in breach of any of the covenants, conditions or agreements contained in the Agreement;

(d)

Abbotly covenants and agrees with Smartcool that Abbotly has waived the Past Breaches, and shall not terminate the Agreement due to the Past Breaches.

1.2

Abbotly US hereby acknowledges and confirms that:

(a)

apart from the Past Breaches, to the best of Abbotly US's knowledge, Abbotly US is not in breach of any other terms of the Agreement, nor was it previously in breach of any other terms of the Agreement.

2.

CONSENT TO ASSIGNMENT

2.1

Abbotly hereby consents and agrees to the assignment and transfer by Abbotly US to Smartcool of all of Abbotly US's rights, benefits, obligations and interest in the Agreement, effective March 17, 2006 (the "Assignment Date").

2.2

Abbotly hereby covenants and agrees with Smartcool and Abbotly US that:

(a)

The Agreement shall continue as though Smartcool had entered into that agreement in the place and stead of Abbotly US and all the obligations of Abbotly under the Agreement shall continue and shall be for the benefit of Smartcool; and

(b)

Smartcool shall have the same rights, obligations following the Assignment Date, and remedies as if Smartcool had entered into the Agreement in the place and stead of Abbotly US.

2.3

Smartcool hereby covenants and agrees with Abbotly that effective as of the Assignment Date:

(a)

The Agreement shall continue as though Smartcool had entered into that agreement in the place and stead of Abbotly US, and all the obligations of Smartcool under the Agreement shall continue and shall be for the benefit of Abbotly;

(b)

Abbotly shall have the same rights, obligations and remedies against Smartcool as if Smartcool had entered into the Agreement in the place and stead of Abbotly US; and

(c)

Smartcool shall observe all of the terms and conditions of the Agreement and comply with all of the obligations of the Licensee in the Agreement as though Smartcool was named in the Agreement as the Licensee.

Dated this 17th day of March. 2006.

ABBOTLY TECHNOLOGIES PTY LIMITED by

its authorized signatory:

___________________________________________

Authorized Signatory

ABBOTLY TECHNOLOGIES, INC. by its

authorized signatory:

___________________________________________

Authorized Signatory

___________________________________________

Authorized Signatory

SMARTCOO SYSTEMS USA, INC. by its

authorized signatory:

___________________________________________

Authorized Signatory